Exhibit 1

Announcement  |  Lisbon  |  22 December 2014

Clarification to CMVM

Portugal Telecom, SGPS, S.A (“PT SGPS”), at the request of the CMVM, is hereby providing the following information on the number of shares held, directly and indirectly, by PT SGPS in Oi/CorpCo and the corresponding percentages of share capital and voting rights as support for related information included in the Report of the Board of Directors released on December 9, 2014.

A.  Current interest of PT in Oi and of Oi in PT

Oi (#000)	ON	%	PN	%	Total	%
PT SGPS (1)	1,082,172	38.96%	1,935,918	34.26%	3,018,090	35.81%
Telemar Part	290,550	10.46%	18,290	0.32%	308,840	3.66%
AG Telecom	0	0.00%	69,702	1.23%	69,702	0.83%
LF Tel	0	0.00%	69,702	1.23%	69,702	0.83%
Others	1,404,581	50.57%	3,556,747	62.95%	4,961,328	58.87%
Total (ex-treasury shares)	2,777,303	100%	5,650,359	100%	8,427,661	100%

Interest of PT in the Holding Companies

	Direct	Indirect	Direct + Ind
Telemar Part (1)	5.04%	63.32%	68.37%
AG Telecom (1)	57.46%	27.67%	85.13%
LF Tel (1)	57.46%	27.67%	85.13%
Indirect interest of PT in OI
Telemar Part (1)	198,644	12,504	211,148
AG Telecom (1)	0	59,336	59,336
LF Tel (1)	0	59,336	59,336

Direct and indirect Interest of PT in Oi (#000)

PT SGPS	1,280,816	46.12%	2,067,094	36.58%	3,347,910	39.73%

(1) Interests held directly by PT SGPS and indirectly through the wholly owned holding companies Bratel BV, Bratel Brasil and PTB2

Oi	89,651	10.24%
Total (ex-treasury shares)	875,873	100.00%

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

B. Interests of PT in Oi and of Oi in PT resulting from the consummation of the Exchange Agreement and Other Covenants

As mentioned in the information statement attached to the proposal of the Portugal Telecom Board of Directors regarding the General Shareholders Meeting of September 8, 2014 ( the “Information Statement”) in connection with the Exchange Agreement and Other Covenants, PT Portugal, SGPS, S.A. and PT International Finance, B.V (the “Oi Subsidiaries”) and Portugal Telecom will effect an exchange whereby Portugal Telecom will transfer to the Oi Subsidiaries 474,348,720 common shares and 948,697,440 preferred shares of Oi, it being specified that both classes of shares are listed (“Exchange Shares”), and the Oi Subsidiaries will, in exchange, deliver to Portugal Telecom title to the underlying documents giving it a creditor position with respect to Rio Forte Investments, S.A. in the principal amount of €897 million (the “Rioforte Investments”) (the “Exchange”).

The table below illustrates the interests of PT in Oi and of Oi in PT following the implementation of the Exchange Agreement and Other Covenants:

Oi (#000)	ON	%	PN	%	Total	%
PT SGPS (1)	607,823	26.39%	987,221	21.00%	1,595,044	22.77%
Telemar Part	290,550	12.62%	18,290	0.39%	308,840	4.41%
AG Telecom	0	0.00%	69,702	1.48%	69,702	1.00%
LF Tel	0	0.00%	69,702	1.48%	69,702	1.00%
Others	1,404,581	60.99%	3,556,747	75.65%	4,961,328	70.83%
Total (ex-treasury shares)	2,302,954	100%	4,701,661	100%	7,004,615	100%

Interest of PT in the Holding Companies

	Direct	Indirect	Direct + Ind
Telemar Part (1)	5.04%	63.32%	68.37%
AG Telecom (1)	57.46%	27.67%	85.13%
LF Tel (1)	57.46%	27.67%	85.13%

Indirect interest of PT in OI
Telemar Part (1)	198,644	12,504	211,148
AG Telecom (1)	0	59,336	59,336
LF Tel (1)	0	59,336	59,336

Direct and indirect Interest of PT in Oi (#000)

PT SGPS	806,467	35.02%	1,118,397	23.79%	1,924,864	27.48%

(1) Interests held directly by PT SGPS and indirectly through the wholly owned holding companies Bratel BV, Bratel Brasil and PTB2

Interests of Oi in PT (#000)

Oi	89,651	10.24%
Total (ex-treasury shares)	875,873	100.00%

| Announcement	2/5

Agreement and Other Covenants:

C. Interests of PT in Oi and of Oi in PT following the steps to combine the businesses of PT and Oi (the “Business Combination”)

As mentioned in the Information Statement, the Business Combination included the following three steps:

Simplification of the control structure of CorpCo - Corporate Reorganization

The Business Combination would result in the simplification of the control structure of CorpCo. This simplification would proceed from the corporate reorganization (“Corporate Reorganization”) of the various holding companies having direct and indirect interests in CorpCo, as a result of which, among other effects, PT would directly hold the Oi shares corresponding to its indirect interest in CorpCo.  The Corporate Reorganization would take place simultaneously with the Merger of Shares of Oi into CorpCo.

Merger of Shares of Oi into CorpCo

Simultaneously, all of the shares of Oi would be incorporated into CorpCo (the “Merger of Shares”), and Oi’s common shares and preferred shares would be exchanged for common shares of CorpCo. As a result of this transaction, Oi would become a wholly-owned subsidiary of CorpCo.

It had initially been intended for the shares representing the share capital of CorpCo, the entity resulting from the various transactions comprising the Business Combination, to be listed on the Novo Mercado segment of the BM&FBOVESPA, on the Euronext Lisbon regulated market and on the NYSE.

PT Merger

Finally, the Business Combination would be completed with the merger of PT with and into CorpCo (the “PT Merger”). This international merger would involve the incorporation of PT into CorpCo, as a result of which Portugal Telecom would cease to exist after the definitive commercial registration of the Merger. As a result of this merger, the former shareholders of PT would become direct shareholders of CorpCo.

With the approval of the Definitive Agreements (the Exchange Agreement and Other Covenants and the Call Option Agreement and Other Covenants), an alternative structure is under analysis that would uphold all the principles of the initial agreements with respect to the CorpCo shares held by PT after the consummation of the Exchange. Accordingly, subject to the approval of the Board of Directors and shareholders of PT at a general shareholders’ meeting to be convened specifically for such purpose, this alternative structure to the Merger of PT would permit the achievement of the objective of unifying the shareholder bases of the two companies in the most prompt and efficient manner possible, whereby PT shareholders would receive, as soon as possible after the Merger of Shares and the migration of CorpCo to the Novo Mercado segment of the BM&FBOVESPA, the CorpCo shares that PT will hold upon consummation of the Exchange and before the exercise of PT’s Call Option for Oi’s shares.

| Announcement	3/5

D.  Evolution of PT’s interest in Oi and Oi’s interest in PT resulting from the steps of the Business Combination (assuming the consummation of the Exchange Agreement and Other Covenants)

The simplification of the control structure of CorpCo – the Corporate Reorganization – does not have any impact on PT’s interest in Oi or Oi’s interest in PT. The only relevant impact is the elimination of the holding companies AG Telecom and LF Tel, as well as PT’s wholly owned holding companies (Bratel Brasil, PTB2 and Bratel BV), as a result of which all of PT’s interest in Oi will be held directly by PT.  This step would be executed simultaneously with the Merger of Shares.

The Merger of Shares will result in the conversion of PT’s interest in Oi into an interest in CorpCo, with CorpCo’s share capital represented by only one category of shares.  For the purposes of meeting the announced exchange ratios for the Merger of Shares (i.e. 1 CorpCo common share for each Oi common share and 0.9211 CorpCo common share for each Oi preferred share), the number of shares constituting CorpCo’s share capital, at the date of the merger, will be equal to the sum of (i) the number of common shares held by CorpCo in Oi and (ii) the product of 0.9211 and the number of preferred shares held by CorpCo in Oi.  The number of shares held at the end of this step corresponds to the application of the announced ratios with regard to Oi’s common and preferred shares.

The table below illustrates PT’s  interests in CorpCo and Oi’s interest (as a wholly-owned subsidiary of CorpCo) in PT following the consummation of the Merger of Shares.

Corpco (#000)	ON	%
PT SGPS	1,836,623	27.69%
Others	4,797,032	72.31%
Total (ex-treasury shares)	6,633,654	100.00%

Interests of Oi in PT (#000)
Oi	89,651	10.24%
Total (ex-treasury shares)	875,873	100.00%

The alternative structure under analysis, subject to the approval of PT’s Board of Directors and shareholders at a general shareholders’ meeting to be convened specifically for such purpose, would allow PT shareholders to receive the CorpCo shares that PT would hold after consummation of the Exchange.

After the unification of the shareholder bases, PT would hold only the Rioforte Investments and a Call Option for shares of Oi.

| Announcement	4/5

The unification of the shareholder bases would imply that PT would no longer hold any interest in CorpCo.  In addition, taking into account Oi’s interest in PT, a portion of CorpCo’s shares would be considered treasury shares after the unification of the shareholder bases because CorpCo will own 100% of Oi.

The table below illustrates the interests of the shareholders of PT in CorpCo and of Oi (a wholly-owned subsidiary of CorpCo) in PT, following the consummation of the Merger of Shares:

Corpco (#000)	ON	%
PT SGPS	0	0.00%
Acionistas PT	1,648,632	25.58%
Others	4,797,032	74.42%
Total (ex-treasury shares)	6,445,664	100.00%

Interests of Oi in PT (#000)
Oi	89,651	10.24%
Total (ex-treasury shares)	875,873	100.00%

Additional notes:

•              The percentages of the voting rights of Oi correspond to the common shares (subject to the shareholders’ agreements and statutory limitations described in the Information Statement).

•              The tables of interests do not contemplate the full or partial exercise of PT’s Call Option with respect to Oi’s shares.

| Announcement	5/5